Exhibit 99.1

NEWS BULLETIN



FOR FURTHER INFORMATION:

At the company:
John R. Beatty
Vice President - Human Resources
(417) 890-0102

FOR IMMEDIATE RELEASE
Friday, November 3, 2000

      DT INDUSTRIES ANNOUNCES NEW PRESIDENT AND CHIEF EXECUTIVE OFFICER

   SPRINGFIELD, Mo., November 3, 2000-- DT Industries, Inc. (NASDAQ: DTIIE) announced today that Stephen J. Perkins will be joining the company as President and Chief Executive Officer effective November 6, 2000. Mr. Perkins, age 53, was hired after a search conducted by an internationally known executive search firm.

   "Steve Perkins is a proven leader with many years of experience heading public companies with multiple operating locations," said James J. Kerley, Chairman of the Board who has been serving as interim chief executive officer. "We believe Steve is an ideal individual to lead DT Industries through the challenges facing the company in the months and years ahead."

   "I am thrilled to be joining DT Industries at this crossroads in its history," said Mr. Perkins. "I am anxious to begin working with the Board of Directors, our management team and all of our employees to put our past difficulties behind us. We have a lot to accomplish in the coming months, but I am confident that working together we will be successful in our efforts to return DT Industries to profitability and create meaningful value for all of our stakeholders."

   Mr. Perkins joins DT Industries after serving as the President and Chief Operating Officer and as the Chief Executive Officer-designate of Commercial Intertech Corp., a Youngstown, Ohio-based manufacturer of hydraulic components and systems and engineered building systems and products. Prior to its acquisition by Parker-Hannifin Corporation in early 2000, Commercial Intertech Corp. was a publicly traded company with approximately 4,000 employees at 27 operating facilities in seven countries.

    From 1996 to 1999, Mr. Perkins was President and Chief Executive Officer of Aftermarket Technology Corp., a Westmont, Illinois-based, public company with annual sales in excess of $500 million. Aftermarket Technology Corp. is a remanufacturer and a distributor and provider of logistic services to the automotive aftermarket. From 1979 until 1996, Mr. Perkins served in

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various capacities, including President and Chief Executive Officer from 1983 until 1996, with Senior Flexonics Inc. of Bartlett, Illinois. Mr. Perkins began his career in 1968 as an industrial engineer with United States Steel and also served in various manufacturing management positions with Copperweld Corporation from 1971 to 1979. Mr. Perkins has a Bachelor of Science degree in Industrial Engineering from the University of Pittsburgh and a Masters degree in Business Administration from the University of Chicago.

   In related news, the company announced that Stephen J. Gore has resigned as president and chief operating officer. Mr. Gore has agreed to provide consulting services during a transition period. "The company expresses its gratitude to Steve Gore for his service and wishes him well in his future endeavors," said Mr. Kerley. "Steve played an instrumental role in the growth of DT Industries and was the driver behind the company's impressive levels of bookings and backlog over the past 12 months."

   DT Industries, Inc. is a leading designer, manufacturer and integrator of automated production systems used to assemble, test or package industrial and consumer products. The company also produces precision metal components, tools and dies for a broad range of industrial applications.

   Certain information contained in this press release includes forward-looking statements. These statements comprising all statements herein which are not historical are based upon the Company's interpretation of what it believes are significant factors affecting its businesses, including many assumptions regarding future events, and are made pursuant to the safe harbor provisions of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. References to "opportunities", "growth potential", "objectives" and "goals", the words "anticipate", "believe", "estimate", "expect", and similar expressions used herein indicate such forward-looking statements. Actual results could differ materially from those anticipated in any forward-looking statements as a result of various factors, including economic downturns in industries or markets served, delays or cancellations of customer orders, delays in shipping dates of products, significant cost overruns on certain projects, excess product warranty expenses, collectibility of past due receivables, significant restructuring or other special, non-recurring charges, foreign currency exchange rate fluctuations, delays in achieving anticipated cost savings or in fully implementing project management systems, availability of credit at acceptable terms, changes in interest rates, increased inflation, the outcome of pending litigation related to the previously announced accounting irregularities, and the company's ability to implement operational and financial systems to manage the company's decentralized operations.